Exhibit 99.1
Pacific Premier Bancorp, Inc. Announces Third Quarter 2014 Results (Unaudited)

Third Quarter 2014 Summary

·	Net income of $5.5 million, or $0.31 per fully diluted share
·	Return on average tangible common equity of 13.60%
·	Return on average assets of 1.14%
·	Total assets increase 6% from the end of the prior quarter to $2.0 billion
·	Loan originations increase to $171 million
·	Total loans increase 6% from the end of the prior quarter
·	Issued $60 million of subordinated notes at 5.75%
·	Tangible book value per share increases $0.34 to $9.90

Irvine, Calif., October 22, 2014 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”, “we”, “us” or “our”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the third quarter of 2014 of $5.5 million, or $0.31 per diluted share. This compares with net income of $4.6 million, or $0.27 per diluted share, for the second quarter of 2014 and $3.1 million, or $0.18 per share, for the third quarter of 2013.

For the first nine months of 2014, the Company recorded net income of $12.7 million, or $0.73 per diluted share. This compares with net income of $4.8 million, or $0.29 per diluted share, for the first nine months of 2013.

Prior period comparisons for the year-to-date results are impacted by one-time merger-related expenses totaling $626,000 associated with the acquisition of Infinity Franchise Holdings, LLC (“Infinity Franchise Holdings”) in the first quarter of 2014, $5.0 million associated with the acquisition of San Diego Trust Bank (“San Diego Trust”) in the second quarter of 2013 and $1.7 million associated with the acquisition of First Associations Bank (“First Associations”) in the first quarter of 2013.  Excluding one-time merger-related expenses during these reporting periods, the Company’s adjusted net income for the first nine months of 2014 was $13.1 million, or $0.75 per diluted share, compared to an adjusted net income of $9.2 million, or $0.57 per diluted share, for the first nine months of 2013.

For the three months ended September 30, 2014, the Company’s return on average assets was 1.14% and return on average equity was 11.25%, compared with 1.06% return on average assets and 9.79% return on average equity for the three months ended June 30, 2014, and 0.78% return on average assets and 7.29% return on average equity for the three months ended September 30, 2013.  For the three months ended September 30, 2014, the Company’s return on average tangible common equity was 13.60%, compared with 11.96% for the three months ended June 30, 2014, and 8.99% for the three months ended September 30, 2013.

Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “We delivered a solid quarter driven by continued balance sheet growth and strong credit quality, as well as improving operating leverage.  As a result, we were able to generate a 72% increase in earnings per share over the prior year’s third quarter results and a meaningful increase in our return on average assets and return on average equity.

“We are seeing fundamentally improving economic conditions in our markets and our diverse lines of business are enabling us to capitalize on many areas of lending.  We had $171 million in loan originations during the third quarter with balanced contributions from all of our major business lines.  Our total loans increased at an annualized rate of 22% in the third quarter, with the strongest growth coming in our C&I, commercial owner-occupied, and construction loan portfolios.  Our franchise lending business continues to produce excellent results, generating $50 million in originations in the third quarter and contributing loans with attractive yields.

“We began to see stronger deposit inflows during the third quarter, with increases in most of our core deposit categories.  We supplemented the deposit inflow by adding our first meaningful amount of brokered deposits, which increased our liquidity and enabled us to lock-in longer term funding to support our strong loan growth.

“We also took advantage of attractive pricing in the debt markets to issue $60 million in 5.75% subordinated debt, with net proceeds to us of approximately $59 million.  This issuance further strengthens our capital position and will support our plans to continue to grow organically and to consider possible strategic acquisition opportunities.
“Looking ahead, we believe we are well positioned from a liquidity and capital standpoint along with a healthy loan and deposit pipeline.  We continue to take a long term view when making strategic decisions and how we manage our business and seek to steadily create additional value for our shareholders in the future.”

Net Interest Income and Net Interest Margin

Net interest income totaled $19.0 million in the third quarter of 2014, up $1.3 million or 7.5% from the second quarter of 2014.  The increase in net interest income primarily reflected an increase in the average interest-earning assets of $153.7 million, partially offset by a decrease in the net interest margin of 12 basis points.  The increase in average assets for the third quarter of 2014 included increases in loans of $115.9 million and investment securities of $47.4 million, which resulted in a reduction of loans as a percentage of total interest-earning assets from 81.7% to 81.2%. The net interest margin for the third quarter of 2014 was 4.14%, compared with 4.26% in the second quarter of 2014.  The decrease in net interest margin was primarily attributable to a decrease in yield on average interest-earning assets of 4 basis points, primarily from lower yielding loans of 3 basis points, and higher interest-bearing liability costs of 9 basis points, primarily from higher borrowings costs of 16 basis points and deposit costs of 2 basis points. The loan yield decrease was impacted by existing loans repricing at lower interest rates and the repayment of higher yielding loans during the third quarter.  Borrowing costs were impacted by our offering of $60.0 million in aggregate principal amount of 5.75% subordinated notes completed at the end of August 2014 and by partially replacing overnight Federal Home Loan Bank (“FHLB”)  borrowings with 18 month and two year fixed rate advances for the purpose of extending the maturity of our borrowings to support our interest rate risk management strategies.

Net interest income for the third quarter of 2014 increased $4.0 million or 26.7%, compared to the third quarter of 2013.  The increase in net interest income was primarily related to an increase in interest-earning assets of $305.7 million, primarily related to our organic loan growth and loans acquired as part of the Infinity Franchise Holdings acquisition.  Also contributing to the increase in net interest income was an increase in the net interest margin of 21 basis points, primarily related to a higher yield on interest-earning assets of 30 basis points, as we deployed liquidity received from our acquisitions of First Associations and San Diego Trust to increase the level of higher yielding loans within interest-earning assets.  Partially offsetting the higher yield on interest-earning assets was an increase in the cost of interest-bearing liabilities by 10 basis points.

For the first nine months of 2014, net interest income totaled $53.4 million, up $11.9 million or 28.6%, compared to the net interest income for the first nine months of 2013. The increase reflected an increase in interest-earning assets of $340.9 million while the net interest margin increased 11 basis points to 4.23%.  The increase in interest-earning assets was primarily related to the acquisitions of First Associations, San Diego Trust and Infinity Franchise Holdings along with our organic loan growth. The increase in net interest margin included an increase in the yield on interest-earning assets of 9 basis points, which resulted from an improved mix in higher yielding loans realized from leveraging the liquidity received from our acquisitions and a decrease in the cost of interest-bearing liabilities of 2 basis points from an improved mix of lower costing transaction accounts.

Provision for Loan Losses

We recorded a $1.3 million provision for loan losses during the third quarter of 2014, up from $1.0 million for the second quarter of 2014 and $646,000 for the third quarter of 2013.  The increase in the provision for loan losses in the third quarter of 2014 was attributable to the growth in our loan portfolio.  In the third quarter of 2014, we had net loan charge-offs of $250,000, compared to net loan recoveries of $18,000 in the second quarter of 2014 and net loan charge-offs of $646,000 in the third quarter of 2013.

For the first nine months of 2014, we recorded a $3.3 million provision for loan losses, up from $1.3 million recorded for the first nine months of 2013. The $2.0 million increase in the provision for loan losses was primarily attributable to the organic growth in our loan portfolio. Net loan charge-offs amounted to $696,000 for the first nine months of 2014, down from $1.3 million for the first nine months of 2013. Substantially all of the charge-offs in 2014 were attributable to loans that we acquired from our Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions.

Noninterest income

Noninterest income for the third quarter of 2014 was $4.5 million, up $2.0 million or 80.8% from the second quarter of 2014.  The increase from the prior quarter was primarily related to the following:

·	A $1.0 million increase in other income. During the third quarter of 2014, we received $1.1 million in settlement proceeds related to properties received from our FDIC-assisted acquisitions.

·
A $477,000 increase in net gain from sale of loans.  During the third quarter of 2014, sales included $14.6 million in U.S. Small Business Administration (“SBA”) loans at an overall premium of 11% and $10.5 million of commercial non-owner occupied loans at an overall premium of 2%.  That compares with sales of $12.8 million in SBA loans at an overall premium of 10% and a $276,000 commercial non-owner occupied loan in the second quarter of 2014.

·	A $265,000 increase in loan servicing fees, primarily related to higher prepayment fees in the third quarter than in the second quarter; and

·	A $265,000 increase in net gains from sales of investment securities.

Compared with the third quarter of 2013, noninterest income for the third quarter of 2014 increased by $2.1 million or 92.5%.  The increase was primarily related to higher other income of $1.1 million associated with $1.1 million in settlement proceeds related to properties received from our FDIC-assisted acquisitions, higher net gains from the sale of loans of $793,000 and higher loan servicing fees of $310,000 primarily related to higher prepayment fees.

For the first nine months of 2014, noninterest income totaled $9.0 million, up from $6.5 million for the first nine months of 2013.  The increase of $2.5 million or 38.8% was primarily related to higher net gain from sale of loans of $1.7 million, other income of $872,000 and loan servicing fees of $804,000, partially offset by a lower net gain from sale of investment securities of $850,000.  The increase in other income was primarily associated with a $1.1 million settlement proceeds related to properties received from our FDIC-assisted acquisitions, partially offset by a nonrecurring $180,000 market value loss related to loans held for sale both of which were recorded in the first nine months of 2014.  The increase in loan servicing fees primarily related to a $500,000 loan fee associated with the assumption of an existing loan coupled with higher prepayment fees.

Noninterest Expense

Noninterest expense totaled $13.3 million for the third quarter of 2014, up $1.7 million or 14.6%, compared with the second quarter of 2014.  The increase was primarily related to the following:

·	A $1.0 million increase in compensation and benefits costs, primarily related to higher commissions and incentives associated with an increase in loan production and sales activity;

·	A $240,000 increase in legal, audit and professional fees, primarily related to our issuance of subordinated notes and our evaluation of strategic opportunities;

·	A $157,000 increase in premises and occupancy expense, primarily related to higher rent expense and utility costs; and

·	A $165,000 increase in other expense, primarily related to higher provision for off balance sheet commitments.

Compared to the third quarter of 2013, noninterest expense for the third quarter of 2014 increased by $1.6 million or 13.4%.  The increase was primarily related to a $1.5 million increase in compensation and benefits costs, a $250,000 increase in deposit expenses and a $123,000 increase in premises and occupancy expense, all of which was primarily associated with our organic and acquisition growth.  Partially offsetting these increases was a $404,000 decrease in data processing and communications expense, primarily as a result of renegotiated core system contracts.

For the first nine months of 2014, noninterest expense totaled $38.5 million, down $281,000 or 0.7% from the first nine months of 2013.  The decrease was primarily related to a $6.1 million decrease in one-time merger-related expenses and a decrease of $545,000 in expenses related to other real estate owned operations, partially offset by increases of $4.1 million in compensation and benefits, $1.1 million in deposit expenses, $655,000 in premises and occupancy expense, $291,000 in other expense, and $223,000 in FDIC insurance premiums.  The increases in expenses were primarily due to costs associated with our acquisitions and expansion of our lending platform to increase loan production and sales.

The Company’s efficiency ratio was 56.57% for the third quarter of 2014, compared to 56.56% for the second quarter of 2014 and 67.72% for the third quarter of 2013.  The efficiency ratio in the current quarter was impacted from higher other income that included the $1.1 million in settlement proceeds related to properties received from our FDIC-assisted acquisitions that accounted for 2.69 percentage points of the ratio.  For the third quarter of 2014, the Company’s noninterest expense to average asset ratio was 2.80%, compared to 2.66% in the second quarter of 2014, and 2.99% for the third quarter of 2013.

Income Tax

For the third quarter of 2014, our effective tax rate was 38.49%, compared with a 38.08% for the second quarter of 2014 and 37.58% for the third quarter of 2013.  For the first nine months of 2014, our effective tax rate was 38.09%, compared to 39.40% for the first nine months of 2013.

Assets and Liabilities

At September 30, 2014, assets totaled $2.0 billion, up $112.7 million or 5.9% from June 30, 2014, and up $320.1 million or 18.7% from December 31, 2013.  The increase in assets from June 30, 2014 was primarily related to increases in loans held for investment of $81.2 million and investment securities available for sale of $47.1 million, partially offset by a decrease in cash and cash equivalents of $16.7 million.  The increase in assets since year-end 2013 was primarily related to loans held for investment of $307.9 million associated with organic loan growth and the acquisition of Infinity Franchise Holdings, which added assets at the acquisition date of $80.2 million, and investment securities available for sale of $26.1 million.  Partially offsetting those increases was a decrease in cash and cash equivalents of $23.2 million.

Investment securities available for sale totaled $282.2 million at September 30, 2014, up $47.1 million or 20.0% from June 30, 2014 and $26.1 million or 10.2% from December 31, 2013.  The increase in securities available for sale during the third quarter of 2014 was primarily due to purchases of $69.3 million, partially offset by sales of $13.6 million and principal pay downs of $8.1 million.  The increase in securities available for sale from December 31, 2013 was primarily related to purchases of $135.6 million and an increase in unrealized value on these securities of $5.4 million, partially offset by sales of $91.4 million and principal pay downs of $21.5 million.

Net loans held for investment totaled $1.54 billion at September 30, 2014, an increase of $80.2 million or 5.5% from June 30, 2014, and an increase of $305.3 million or 24.8% from December 31, 2013.  The increase in loan balances since June 30, 2014 was primarily related to increases in commercial and industrial (“C&I”) loans of $41.2 million, commercial owner occupied loans of $21.2 million, construction loans of $20.1 million, multi-family loans of $11.1 million and SBA loans of $5.4 million, partially offset by decreases in one-to-four family loans of $6.7 million, warehouse facilities loans of $5.9 million and commercial non-owner occupied loans of $4.3 million.  The increase in loans from December 31, 2013 included increases in C&I loans of $173.7 million, which included $78.8 million of total loans acquired from Infinity Franchise Holdings at the acquisition date, as well as increases in real estate loans of $84.0 million, warehouse facility loans of $20.6 million, commercial owner occupied loans of $16.9 million and SBA loans of $9.8 million.

The total end of period weighted average loan portfolio rate at September 30, 2014 was 4.93%, down from 4.94% at June 30, 2014 and 4.95% at December 31, 2013.

Loan activity during the third quarter of 2014 included loan originations of $171.4 million, of which $127.5 million were funded at origination, and loan purchases of $9.2 million, partially offset by loan repayments of $55.7 million, loan sales of $25.1 million and an increase in undisbursed loan funds of $18.5 million.  During the third quarter of 2014, our loan originations were diversified across loan type and included $63.9 million in C&I loans, which consisted in part of $35.0 million in franchise business loans, $41.1 million in construction loans, $21.7 million in SBA loans, $14.0 million in commercial non-owner occupied loans, and $6.5 million in commercial owner occupied loans.  Loan originations for the third quarter of 2014 had a weighted average rate of 5.14%, compared to a weighted average rate of 5.05% in the second quarter of 2014.  At September 30, 2014, our loan to deposit ratio was 100.3%, down from 101.4% at June 30, 2014, but up from 95.2% at December 31, 2013.

At September 30, 2014, total deposits were $1.54 billion, up $97.9 million or 6.8% from June 30, 2014, and up $237.2 million or 18.2% from December 31, 2013.  The increase in deposits since June 30, 2014 was primarily related to increases in certificates of deposit of $51.9 million, including $50.3 million in brokered deposits, money market deposits of $29.6 million and noninterest-bearing deposits of $14.3 million.  The increase in deposits since year-end 2013 included increases in certificates of deposit of $109.4 million, money market deposits of $61.1 million, noninterest bearing checking deposits of $58.4 million and interest-bearing checking deposits of $9.3 million.  After not having held brokered deposits for several years, during the third quarter of 2014, the Company added $50.3 million in brokered deposits that have an average maturity of 18 months and a weighted average interest rate of 0.65% which lengthens the overall maturity of the Company’s liabilities and supports its interest rate risk management strategies.

The total end of period weighted average cost of deposits at September 30, 2014 was 0.36%, unchanged from June 30, 2014 and up from 0.33% at December 31, 2013.

At September 30, 2014, total borrowings amounted to $265.9 million, up $274,000 from June 30, 2014 and $51.5 million from December 31, 2013.  On August 29, 2014, the Company completed the issuance of $60 million in aggregate principal amount of 5.75% subordinated notes due September 3, 2024 in a private placement transaction.  The net proceeds of the offering were approximately $59 million and are to be used for general corporate purposes, including, but not limited to, contribution of capital to the Bank to support both organic growth as well as opportunistic acquisitions, should appropriate opportunities arise.  Additionally, toward the end of the third quarter of 2014, we locked in borrowings from the FHLB of $25.0 million at 60 basis points for 18 months and $25.0 million at 84 basis points for 2 years.  These borrowings also lengthen the overall maturity of our liabilities and support our interest rate risk management strategies as well as leverage our balance sheet for future growth.

At September 30, 2014, total borrowings represented 13.1% of total assets and had an end of period weighted average cost of 1.93%, compared with 13.8% of total assets at a weighted average cost of 0.61% at June 30, 2014 and 12.5% of total assets at a weighted average cost of 0.63% at December 31, 2013.

Asset Quality

At September 30, 2014, nonperforming assets totaled $2.5 million or 0.12% of total assets, down from $2.7 million or 0.14% of total assets at June 30, 2014 and $3.4 million or 0.20% of total assets at December 31, 2013.  During the third quarter of 2014, nonperforming loans decreased $159,000 to total $1.8 million and other real estate owned remained unchanged at $752,000.

At September 30, 2014, our allowance for loan losses was $10.8 million, up $1.0 million from June 30, 2014 and $2.6 million from December 31, 2013.  At September 30, 2014, our allowance for loan losses as a percent of nonaccrual loans was 604.2%, up from 501.4% at June 30, 2014 and 364.3% at December 31, 2013.  At September 30, 2014, the ratio of allowance for loan losses to total gross loans was 0.70%, up from 0.66% at both June 30, 2014 and December 31, 2013.  Including the loan fair market value discounts recorded in connection with our acquisitions, the allowance for loan losses to total gross loans ratio was 0.85% at both September 30, 2014 and June 30, 2014, down from 0.93% at December 31, 2013.

Capital Ratios

For regulatory capital purposes, subject to applicable limitations, the issuance of $60 million of subordinated notes during the third quarter of 2014 qualifies as Tier 2 capital for the Company.  During August 2014, the Company contributed $40 million of the proceeds from the offering to the Bank, which enhanced the Bank’s regulatory capital ratios.

At September 30, 2014, our ratio of tangible common equity to tangible assets was 8.43%, with a tangible book value of $9.90 per share and a book value per share of $11.59.

At September 30, 2014, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 11.48%, tier 1 risked-based capital of 12.77% and total risk-based capital of 13.42%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00% for total risk-based capital.  At September 30, 2014, the Company had a ratio for tier 1 leverage capital of 9.50%, tier 1 risked-based capital of 10.53% and total risk-based capital of 14.71%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on October 22, 2014 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com. An archived version of the webcast will made be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (866) 290-5977 and ask to join the “Pacific Premier Bancorp” conference call.  Additionally a telephone replay will be made available through October 30, 2014 at (877) 344-7529, access code 10054119.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California.  Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California.  Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2013 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS	2014	2014	2014	2013	2013

Cash and due from banks	$103,356	$120,016	$124,143	$126,787	$61,393
Federal funds sold	275	276	276	26	26
Cash and cash equivalents	103,631	120,292	124,419	126,813	61,419
Investment securities available for sale	282,202	235,116	202,142	256,089	282,846
FHLB and other stock, at cost	18,643	18,494	14,104	15,450	10,827
Loans held for sale, net	-	-	-	3,147	3,176
Loans held for investment	1,548,004	1,466,768	1,325,372	1,240,123	1,138,969
Allowance for loan losses	(10,767)	(9,733)	(8,685)	(8,200)	(7,994)
Loans held for investment, net	1,537,237	1,457,035	1,316,687	1,231,923	1,130,975
Accrued interest receivable	6,762	6,645	5,865	6,254	5,629
Other real estate owned	752	752	752	1,186	1,186
Premises and equipment	9,402	9,344	9,643	9,864	9,829
Deferred income taxes	10,721	10,796	9,180	8,477	9,029
Bank owned life insurance	26,642	26,445	26,240	24,051	23,862
Intangible assets	5,867	6,121	6,374	6,628	6,881
Goodwill	22,950	22,950	22,950	17,428	17,428
Other assets	9,439	7,535	6,926	6,877	5,933
TOTAL ASSETS	$2,034,248	$1,921,525	$1,745,282	$1,714,187	$1,569,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$425,166	$410,843	$412,871	$366,755	$363,606
Interest bearing	1,118,300	1,034,738	1,022,332	939,531	920,528
Total deposits	1,543,466	1,445,581	1,435,203	1,306,286	1,284,134
FHLB advances and other borrowings	195,561	255,287	95,506	204,091	86,474
Subordinated debentures	70,310	10,310	10,310	10,310	10,310
Accrued expenses and other liabilities	27,054	18,166	15,403	18,274	16,948
TOTAL LIABILITIES	1,836,391	1,729,344	1,556,422	1,538,961	1,397,866
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 25,000,000 shares authorized; shares issued and outstanding of 17,069,216, 17,068,641, 17,224,977, 16,656,279, and 16,641,991 at September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013, and September 30, 2013, respectively	171	171	172	166	166
Additional paid-in capital	150,062	149,942	152,325	143,322	143,014
Retained earnings	47,540	42,090	37,447	34,815	30,611
Accumulated other comprehensive income (loss), net of tax (benefit) of $59, ($16), ($757), ($2,152), and ($1,843) at September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013, and September 30, 2013, respectively	84	(22)	(1,084)	(3,077)	(2,637)
TOTAL STOCKHOLDERS’ EQUITY	197,857	192,181	188,860	175,226	171,154
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,034,248	$1,921,525	$1,745,282	$1,714,187	$1,569,020

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
INTEREST INCOME
Loans	$19,550	$17,922	$14,420	$54,057	$41,504
Investment securities and other interest-earning assets	1,484	1,309	1,954	4,230	4,041
Total interest income	21,034	19,231	16,374	58,287	45,545
INTEREST EXPENSE
Deposits	1,317	1,203	1,045	3,589	3,097
FHLB advances and other borrowings	294	255	244	792	722
Subordinated debentures	403	75	77	553	230
Total interest expense	2,014	1,533	1,366	4,934	4,049
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	19,020	17,698	15,008	53,353	41,496
PROVISION FOR LOAN LOSSES	1,284	1,030	646	3,263	1,264
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	17,736	16,668	14,362	50,090	40,232
NONINTEREST INCOME
Loan servicing fees	547	282	237	1,685	881
Deposit fees	412	463	485	1,329	1,382
Net gain from sales of loans	1,775	1,298	982	3,621	1,927
Net gain from sales of investment securities	363	98	305	523	1,373
Other-than-temporary impairment recovery (loss) on investment securities, net	5	10	16	28	(19)
Other income	1,365	320	296	1,804	932
Total noninterest income	4,467	2,471	2,321	8,990	6,476
NONINTEREST EXPENSE
Compensation and benefits	7,490	6,485	5,948	20,866	16,732
Premises and occupancy	1,723	1,566	1,600	4,877	4,222
Data processing and communications	420	485	824	2,036	2,214
Other real estate owned operations, net	11	41	(1)	65	610
FDIC insurance premiums	257	266	201	760	537
Legal, audit and professional expense	625	385	679	1,603	1,523
Marketing expense	318	242	307	736	777
Office and postage expense	441	345	375	1,155	960
Loan expense	258	191	282	633	714
Deposit expense	747	747	497	2,255	1,172
Merger related expense	-	-	-	626	6,723
Other expense	1,053	888	1,059	2,913	2,622
Total noninterest expense	13,343	11,641	11,771	38,525	38,806
NET INCOME BEFORE INCOME TAX	8,860	7,498	4,912	20,555	7,902
INCOME TAX	3,410	2,855	1,846	7,830	3,113
NET INCOME	$5,450	$4,643	$3,066	$12,725	$4,789

EARNINGS PER SHARE
Basic	$0.32	$0.28	$0.19	$0.75	$0.31
Diluted	$0.31	$0.27	$0.18	$0.73	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	17,069,216	17,124,337	16,640,471	17,078,945	15,512,508
Diluted	17,342,882	17,476,390	17,482,230	17,385,835	16,314,701

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Profitability and Productivity
Net interest margin	4.14%	4.26%	3.93%	4.23%	4.12%
Noninterest expense to average total assets	2.80	2.66	2.99	2.90	3.73
Efficiency ratio (1)	56.57	56.56	67.72	60.00	66.42
Return on average assets	1.14	1.06	0.78	0.96	0.46
Return on average equity	11.25	9.79	7.29	8.98	4.09
Return on average tangible common equity (2)	13.60	11.96	8.99	10.97	4.84
Full-time equivalents, at period end	259.5	253.0	234.0	259.5	234.0

Asset and liability activity
Loans originated and purchased	$180,641	$206,409	$227,148	$573,903	$532,849
Repayments	(55,670)	(45,449)	(32,856)	(178,674)	(111,475)
Loans sold	(25,070)	(13,045)	(11,502)	(47,623)	(18,722)
Increase in loans, net	80,202	140,348	83,098	302,167	156,257
Increase in assets	112,723	176,243	10,562	320,061	395,228
Increase (decrease) in deposits	97,885	10,378	(30,055)	237,180	379,366
Increase (decrease) in borrowings	274	159,781	38,392	51,470	(29,026)

(1) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

(2) A reconciliation of the non-GAAP measures of average tangible common equity to the GAAP measures of common stockholders' equity is set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	Average Balance Sheet
	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$70,009	$26	0.15%	$79,600	$37	0.19%	$126,503	$64	0.20%
Federal funds sold	275	-	-	276	-	-	26	-	-
Investment securities	272,692	1,458	2.14	225,294	1,272	2.26	346,737	1,890	2.18
Loans receivable, net (1)	1,477,896	19,550	5.25	1,362,030	17,922	5.28	1,041,871	14,420	5.49
Total interest-earning assets	1,820,872	21,034	4.59%	1,667,200	19,231	4.63%	1,515,137	16,374	4.29%
Noninterest-earning assets	88,656			84,845			61,873
Total assets	$1,909,528			$1,752,045			$1,577,010
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$134,819	$40	0.12%	$134,051	$39	0.12%	$109,775	$38	0.14%
Money market	477,111	381	0.32	456,466	343	0.30	445,717	313	0.28
Savings	74,790	27	0.14	74,406	27	0.15	80,298	31	0.15
Time	380,904	869	0.91	359,446	794	0.89	316,931	663	0.83
Total interest-bearing deposits	1,067,624	1,317	0.49	1,024,369	1,203	0.47	952,721	1,045	0.44
FHLB advances and other borrowings	177,689	294	0.66	103,813	255	0.99	66,284	244	1.46
Subordinated debentures	31,832	403	5.02	10,310	75	2.92	10,310	77	2.96
Total borrowings	209,521	697	1.32	114,123	330	1.16	76,594	321	1.66
Total interest-bearing liabilities	1,277,145	2,014	0.63%	1,138,492	1,533	0.54%	1,029,315	1,366	0.53%
Noninterest-bearing deposits	418,129			408,318			362,442
Other liabilities	20,410			15,562			16,974
Total liabilities	1,715,684			1,562,372			1,408,731
Stockholders' equity	193,844			189,673			168,279
Total liabilities and equity	$1,909,528			$1,752,045			$1,577,010
Net interest income		$19,020			$17,698			$15,008
Net interest rate spread (2)			3.96%			4.09%			3.76%
Net interest margin (3)			4.14%			4.26%			3.93%
Ratio of interest-earning assets to interest-bearing liabilities			142.57%			146.44%			147.20%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	Average Balance Sheet
	Nine Months Ended			Nine Months Ended
	September 30, 2014			September 30, 2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$73,316	$91	0.17%	$103,592	$161	0.21%
Federal funds sold	248	-	-	26	-	-
Investment securities	247,383	4,139	2.23	261,300	3,880	1.98
Loans receivable, net (1)	1,365,595	54,057	5.29	980,695	41,504	5.66
Total interest-earning assets	1,686,542	58,287	4.62%	1,345,613	45,545	4.53%
Noninterest-earning assets	86,873			41,957
Total assets	$1,773,415			$1,387,570
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$135,499	$118	0.12%	$86,505	$75	0.12%
Money market	456,409	1,037	0.30	347,349	711	0.27
Savings	75,029	82	0.15	79,433	95	0.16
Time	356,649	2,352	0.88	335,935	2,216	0.88
Total interest-bearing deposits	1,023,586	3,589	0.47	849,222	3,097	0.49
FHLB advances and other borrowings	122,513	792	0.86	54,146	722	1.78
Subordinated debentures	17,563	553	4.21	10,310	230	2.98
Total borrowings	140,076	1,345	1.28	64,456	952	1.97
Total interest-bearing liabilities	1,163,662	4,934	0.57%	913,678	4,049	0.59%
Noninterest-bearing deposits	405,424			307,714
Other liabilities	15,412			10,189
Total liabilities	1,584,498			1,231,581
Stockholders' equity	188,917			155,989
Total liabilities and equity	$1,773,415			$1,387,570
Net interest income		$53,353			$41,496
Net interest rate spread (2)			4.05%			3.94%
Net interest margin (3)			4.23%			4.12%
Ratio of interest-earning assets to interest-bearing liabilities			144.93%			147.27%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Loan Portfolio
Business loans:
Commercial and industrial	$360,700	$319,541	$271,877	$187,035	$173,720
Commercial owner occupied (1)	237,996	216,784	223,848	221,089	222,162
SBA	20,482	15,115	11,045	10,659	6,455
Warehouse facilities	108,093	114,032	81,033	87,517	49,104
Real estate loans:
Commercial non-owner occupied	355,984	360,288	333,490	333,544	304,979
Multi-family	262,588	251,512	223,200	233,689	218,929
One-to-four family (2)	125,326	132,020	141,469	145,235	152,667
Construction	67,118	47,034	29,857	13,040	2,835
Land	6,103	6,271	6,170	7,605	7,371
Other loans	3,521	3,753	3,480	3,839	3,793
Total gross loans (3)	1,547,911	1,466,350	1,325,469	1,243,252	1,142,015
Less loans held for sale, net	-	-	-	(3,147)	(3,176)
Total gross loans held for investment	1,547,911	1,466,350	1,325,469	1,240,105	1,138,839
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	93	418	(97)	18	130
Allowance for loan losses	(10,767)	(9,733)	(8,685)	(8,200)	(7,994)
Loans held for investment, net	$1,537,237	$1,457,035	$1,316,687	$1,231,923	$1,130,975

Asset Quality
Nonaccrual loans	$1,782	$1,941	$2,674	$2,251	$1,153
Other real estate owned	752	752	752	1,186	1,186
Nonperforming assets	$2,534	$2,693	$3,426	$3,437	$2,339
Allowance for loan losses	10,767	9,733	8,685	8,200	7,994
Allowance for loan losses as a percent of total nonperforming loans	604.21%	501.44%	324.79%	364.28%	693.32%
Nonperforming loans as a percent of gross loans	0.12	0.13	0.20	0.18	0.10
Nonperforming assets as a percent of total assets	0.12	0.14	0.20	0.20	0.15
Net loan charge-offs (recoveries) for the quarter ended	$250	$(18)	$464	$390	$646
Net loan charge-offs (recoveries) for quarter to average total loans, net	0.07%	(0.01%)	0.15%	0.13%	0.25%
Allowance for loan losses to gross loans	0.70	0.66	0.66	0.66	0.70

Delinquent Loans:
30 - 59 days	$20	$236	$118	$969	$724
60 - 89 days	43	994	32	-	214
90+ days (4)	343	72	1,427	1,143	111
Total delinquency	$406	$1,302	$1,577	$2,112	$1,049
Delinquency as a % of total gross loans	0.03%	0.09%	0.12%	0.17%	0.09%

(1) Majority secured by real estate.
(2) Includes second trust deeds.
(3) Total gross loans for September 30, 2014 are net of the unaccreted mark-to-market discounts on Canyon National loans of $1.5 million, on Palm Desert National loans of $1.7 million, and on San Diego Trust loans of $145,000 and of the mark-to-market premium on First Associations loans of $31,000.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Deposit Accounts
Noninterest-bearing checking	$425,166	$410,843	$412,871	$366,755	$363,606
Interest-bearing:
Checking	130,221	128,911	137,285	120,886	106,740
Money market	488,677	459,118	453,261	427,577	446,885
Savings	75,373	74,554	76,087	76,412	80,867
Time	424,029	372,155	355,699	314,656	286,036
Total interest-bearing	1,118,300	1,034,738	1,022,332	939,531	920,528
Total deposits	$1,543,466	$1,445,581	$1,435,203	$1,306,286	$1,284,134

Core (Transaction/CDs < $250,000)	1,409,930	1,367,766	1,363,862	1,247,438	1,239,290
Non-Core (Broker/CDARs/CDs > $250,000)	133,536	77,815	71,341	58,848	44,844

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	11.48%	9.85%	10.26%	10.03%	10.02%
Tier 1 risk-based capital ratio	12.77%	10.83%	12.06%	12.34%	13.28%
Total risk-based capital ratio	13.42%	11.46%	12.71%	12.97%	13.96%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	9.50%	10.04%	10.45%	10.29%	10.19%
Tier 1 risk-based capital ratio	10.53%	10.99%	12.23%	12.54%	13.48%
Total risk-based capital ratio	14.71%	11.62%	12.88%	13.17%	14.16%
Tangible common equity ratio (1)	8.43%	8.62%	9.30%	8.94%	9.51%

Share Data
Book value per share	$11.59	$11.26	$10.96	$10.52	$10.28
Tangible book value per share (1)	9.90	9.56	9.26	9.08	8.82
Closing stock price	14.05	14.09	16.14	15.74	13.42

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

GAAP Reconciliations

For periods presented below, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses in period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Net income	$5,450	$4,643	$3,066	$12,725	$4,789
Plus merger related expenses, net of tax	0	0	0	393	4,361
Adjusted net income	$5,450	$4,643	$3,066	$13,118	$9,150

Diluted earnings per share	$0.31	$0.27	$0.18	$0.73	$0.29
Plus merger related expenses, net of tax	0.00	0.00	0.00	0.02	0.28
Adjusted diluted earnings per share	$0.31	$0.27	$0.18	$0.75	$0.57

For periods presented below, adjusted net income and adjusted average tangible common equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by adjusting net income for the effect of CDI amortization and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Net income	$5,450	$4,643	$3,066	$12,725	$4,789
Plus: Tax effected CDI amortization	156	157	159	471	310
Adjusted net income	$5,606	$4,800	$3,225	$13,196	$5,099

Average stockholders' equity	$193,844	$189,673	$168,279	$188,917	$155,989
Less: Average core deposit intangible	5,994	6,248	7,008	6,248	4,842
Less: Average goodwill	22,950	22,950	17,831	22,336	10,714
Average tangible common equity	$164,900	$160,475	$143,440	$160,333	$140,433

Return on average tangible common equity	13.60%	11.96%	8.99%	10.97%	4.84%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Total stockholders' equity	$197,857	$192,181	$188,860	$175,226	$171,154
Less: Intangible assets	(28,817)	(29,071)	(29,324)	(24,056)	(24,309)
Tangible common equity	$169,040	$163,110	$159,536	$151,170	$146,845

Book value per share	$11.59	$11.26	$10.96	$10.52	$10.28
Less: Intangible book value per share	(1.69)	(1.70)	(1.70)	(1.44)	(1.46)
Tangible book value per share	$9.90	$9.56	$9.26	$9.08	$8.82

Total assets	$2,034,248	$1,921,525	$1,745,282	$1,714,187	$1,569,020
Less: Intangible assets	(28,817)	(29,071)	(29,324)	(24,056)	(24,309)
Tangible assets	$2,005,431	$1,892,454	$1,715,958	$1,690,131	$1,544,711

Tangible common equity ratio	8.43%	8.62%	9.30%	8.94%	9.51%